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Lazard Freres & Co. LLC
30 Rockefeller Plaza
New York, New York 10020

                           OFFER TO PURCHASE FOR CASH

                        9,619,904 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                         TRUE NORTH COMMUNICATIONS INC.

                                       AT

                               $28 NET PER SHARE

                                       BY

                                 PUBLICIS S.A.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 15, 1998, UNLESS THE OFFER IS EXTENDED

                                                               DECEMBER 16, 1997

TO BROKERS, DEALERS, COMMERCIAL BANKS,
  TRUST COMPANIES AND OTHER NOMINEES:

     We have been appointed by Publicis S.A., a societe anonyme organized under the laws of France (the "Purchaser"), to act as financial advisor and Dealer Manager in connection with the Purchaser's offer to purchase 9,619,904 shares of Common Stock, par value $.33 1/3 per share (the "Shares"), of True North Communications Inc., a Delaware corporation (the "Company"), and (unless and until the Purchaser declares that the Rights Condition (as defined below) has been satisfied) the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of November 16, 1988 between the Company and Harris Trust and Savings Bank, as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $28 per Share (and associated Right), net to the seller in cash, without interest thereon, in each case upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 16, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Unless and until the Purchaser declares that the Rights Condition is satisfied, holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date (as defined in the Offer to Purchase) does not occur prior to the Expiration Date (as defined in the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date occurs and Rights Certificates (as defined in the Offer to Purchase) are distributed by the Company to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined below) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) received by the Depositary with respect thereto. If the Distribution Date occurs and Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure described in Section 3 of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date Rights Certificates are distributed. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights, prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date occurs prior to the Expiration Date. Holders of Shares and Rights whose certificates for such Shares (the "Share Certificates") and, if applicable, Rights Certificates, are not immediately available (including, if the Distribution Date has occurred, but Rights
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Certificates have not yet been distributed by the Company), or who cannot deliver their Share Certificates or, if applicable, their Rights Certificates, and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares and Rights according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. Unless the context otherwise requires, all references to Shares shall include the associated Rights and all references to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares or, if applicable, Rights registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, when added to the number of Shares beneficially owned by the Purchaser and its affiliates, constitutes a majority of the total number of outstanding Shares on a fully diluted basis (assuming the exercise or conversion, as applicable, of all outstanding options, rights and convertible securities (if any) and the issuance of all Shares that the Company is obligated to issue), (2) the Company having entered into a definitive agreement with the Purchaser, Publicis Communication and Publicis Worldwide B.V. (both of which are subsidiaries of the Purchaser) to effect the Proposed Publicis Combination (as defined in the Offer to Purchase), (3) the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied that the Rights have been invalidated or otherwise are inapplicable to the Offer and the Proposed Publicis Combination (the "Rights Condition"), (4) the Purchaser being satisfied that Section 203 of the Delaware General Corporation Law has been complied with in connection with the Offer and the Proposed Publicis Combination or is inapplicable to the Purchaser in connection with the Offer and the Proposed Publicis Combination and (5) the Agreement and Plan of Merger, dated as of July 30, 1997 (the "Bozell Merger Agreement"), among the Company, Cherokee Acquisition Corporation and Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell") having been terminated without any payments by or penalties to the Company (other than any applicable payments pursuant to Section 5.7(c) of the Bozell Merger Agreement) and the Company not having entered into or effectuated any new or amended agreements with Bozell or any other person or entity having the effect of impairing the ability of the Purchaser to consummate the Offer or the Proposed Publicis Combination or otherwise diminishing the expected economic value to the Purchaser of the Shares purchased in the Offer or the Proposed Publicis Combination. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated December 16, 1997.

          2. Letter of Transmittal to tender Shares and Rights for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares and Rights.

          3. The Notice of Guaranteed Delivery for Shares and Rights to be used to accept the Offer if certificates for Shares or Rights are not immediately available or if such certificates and all other required documents cannot be delivered to IBJ Schroder Bank & Trust Company (the "Depositary") by the Expiration Date or if, in the case of the Shares, the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          6. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 15, 1998, UNLESS THE OFFER IS EXTENDED.
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     In order to accept the Offer, an appropriate duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares or, if available, the associated Rights, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares (and, if applicable, Rights Certificates representing the associated tendered Rights) should be delivered to the Depositary, or, in the case of Shares, such Shares (and, if applicable, associated tendered Rights) should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or, if applicable, Rights Certificates, or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Dealer Manager or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.